Exhibit 3.1.3

PENNSYLVANIA DEPARTMENT OF STATE
CORPORATION BUREAU

Articles of Amendment-Domestic Corporation
(15 Pa.C.S.)

☒ Business Corporation (§ 1915)
☐ Nonprofit Corporation (§ 5915)

Name	Document will be returned to the
CORPORATION SERVICE COMPANY	Name and address you enter to the left
^
Fee: $70

In compliance with the requirements of the applicable provisions (relating to articles of amendment), the undersigned, desiring to amend its articles, hereby states that:

1.	The name of the corporation is:
USA TECHNOLOGIES, INC.

2.
The (a) address of this corporation’s current registered office in this Commonwealth or (b) name of its commercial registered office provider and the county of venue is (the Department is herby authorized to correct the following information to conform to the records of the Department):

	(a) Number Street	City	State	Zip	County
100 DEERFIELD LANE, SUITE 140		MALVERN	PA	19355	CHESTER
	(B) Name of Commercial Registered Office Provider
	c/o

3.	The statute by or under which is incorporated: BUISNESS CORPORATION LAW OF 1988

4.	The date of its incorporation: JAN 16 1992

5.	Check, and if appropriate complete, one of the following.
☐The amendment shall be effective upon these Articles of Amendment in the Department of State
☒ The amendment shall be effective on :	2/17/06	at	7 A.M. EST
	Date		Hour

6. Check one of the following:
☒	The amendment was adopted by the shareholders or members pursuant to 15Pa.C.S. § 1914(a) and (b) or § 5914(a)
☐	The amendment was adopted by the board of directors pursuant to 15 Pa. C.S. § 1914(c) or § 5914(b).

7. Check, and if appropriate, complete one of the following:
☐	The amendment adopted by the corporation, set forth in full, is as follows
☒	The amendment adopted by the corporation is set forth in full in Exhibit A attached hereto and made a part hereof

8. Check if the amendment restates the Articles:
☐	The restated Articles of Incorporation supersede the original articles and all amendments thereto

IN TESTIMONY WHEREOF, the undersigned corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof this
7TH	day of	FEBRUARY 2006
USA TECHNOLOGIES, INC.
Name of Corporation
/s/George R. Jensen, Jr.
Signature
Chief Executive Officer
Title

EXHIBIT A
TO THE
ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
USA TECHNOLOGIES, INC.

Paragraph (A) Classes of Stock of Article 4 of the Articles of Incorporation of the Company shall be amended and restated to read in full as follows:

“(A)           Classes of Stock.  The aggregate number of shares which the corporation shall have authority to issue is 641,800,000 shares, consisting of 640,000,000 shares of Common Stock, without par value, and 1,800,000 shares of Series Preferred Stock, without par value. Each one (1) share of the corporation’s Common Stock issued and outstanding on the effective date and time of this Amendment shall be and is hereby automatically changed without further action into one-hundredth (1/100) fully paid and nonassessable share of the corporation’s Common Stock, provided that no fractional shares shall be issued pursuant to such exchange.  The corporation shall pay to each shareholder who would otherwise be entitled to a fractional share, as a result of such change, an amount equal to the value of such fractional share, based upon the average daily closing price per share of the corporation’s Common Stock on the OTC Bulletin Board for the ten trading days preceding the effective date of this amendment.”